Exhibit 10.47

EXECUTIVE EMPLOYMENT AGREEMENT
between
OCEANFIRST FINANCIAL CORP.,
and
PATRICK BARRETT

[HOLDING COMPANY OFFICER FORM]

EXECUTIVE EMPLOYMENT AGREEMENT
This executive employment agreement (“Agreement”), effective March 17, 2022 (the “Effective Date”), is between OceanFirst Financial Corp. (“Holding Company”), the holding company of OceanFirst Bank, N.A. (the “Bank,” and together with the Holding Company, the “Company”), and its successors and assigns and Patrick Barrett (“Executive”) (collectively, the “Parties”). In consideration of the foregoing promises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Holding Company and Executive hereby agree to enter into an employment relationship in accordance with the terms and conditions set forth below. Capitalized terms have the meanings given to them in this Agreement or in the respective document referred to herein. In the event of a conflict between provisions of various documents, the terms of this Agreement control. The Holding Company’s obligations to the Executive will be deemed to be satisfied to the extent the Bank satisfies those obligations in exchange for services provided by the Executive to the Bank.
I.EMPLOYMENT
A.Position and Duties
The Company will employ Executive, and Executive will accept employment with the Company. as Executive Vice President, Finance of the Company and the Bank and effective June 1, 2022 as Executive Vice President and Chief Financial Officer of the Company and the Bank, and will report to the Chief Executive Officer of the Company and the Bank (“CEO”) or his designee. Executive will perform the duties of his position or such other position assigned to him from time to time and will devote his full time and attention to achieving the purposes and discharging the responsibilities afforded the positions, and such other duties as may be assigned by the CEO, which relate to the business of the Company and are reasonably consistent with Executive’s position. During Executive’s employment, Executive will not engage in any business activity that conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other advantage; provided, however, that, with the approval of the CEO, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which will not present any conflict of interest with the Company, or materially affect the performance of Executive’s duties pursuant to this Agreement. Executive will comply with Company policies and procedures, and all applicable laws and regulations.
B.Term of Agreement
The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue through July 31, 2024 (“Initial Term”). Effective as of August 1, 2022, and continuing each August 1 thereafter, the term of this Agreement shall be automatically extended by one year such that the remaining term on such date of extension is three (3) years, unless the disinterested members of the Holding Company’s Board of Directors (the “Board”) elect not to extend the term of this Agreement by giving written notice to Executive prior to such automatic extension. The Board shall review the Agreement and Executive’s performance annually for purposes of determining whether to give Executive such notice and the rationale and results thereof shall be included in the minutes of the Board’s meeting. The Board shall give notice to Executive as soon as possible after such review.
II.COMPENSATION AND BENEFITS
The Company agrees to pay to Executive and Executive agrees to accept in exchange for the services rendered hereunder the following compensation and benefits:
A.Annual Salary
Executive’s compensation shall consist of an annual base salary (the “Salary”) of no less than $450,000 annually (equivalent to $37,500 per month). The Salary will be paid in such installments and at such times as other regularly salaried employees of the Company are paid, and will be subject to all necessary withholding taxes, FICA contributions and similar deductions, as well as set-off against any amounts Executive owes the Company. The Holding Company’s Compensation Committee or Board may increase Executive’s Salary and any increased Salary shall become “Salary” for purposes of this Agreement.
B.Annual Incentive Compensation
Pursuant to the Holding Company’s Cash Incentive Compensation Plan, as amended (“Cash Plan”), the Executive may receive, with respect to each fiscal year during the term of this Agreement and based on completion of objectives, certain cash bonus awards (“Target Cash Compensation”), less required withholding and authorized deductions. For 2022, the Executive’s Target Cash Compensation shall be $300,000, the actual payment of which shall be pro rated based upon the Executive’s date of hire relative to a full calendar year.
C.Equity Compensation

Pursuant to the Holding Company’s 2020 Stock Incentive Plan, as amended (“Equity Plan”), subject to approval of a committee of the Holding Company’s Board, equity grants may be awarded to the Executive consistent with terms of the Equity Plan. For 2022, Executive shall be awarded an award of restricted stock under the 2020 Stock Incentive Plan with a value of $200,000, vesting over four years and for 2023, Executive shall be awarded a long-term incentive award with a target value equal to $450,000, each as further set forth in the Company’s award agreements.
D.Benefits
Executive shall be eligible to participate, subject to and in accordance with applicable eligibility requirements, in such benefit programs as are provided to the Company’s employees, which may include, at a minimum, retirement plans, profit-sharing-plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and any other incentive compensation and bonuses under any other Company plan in which the Executive is entitled to participate. Executive will receive vacation benefits as provided for in the Company’s policies. During the term of this Agreement, the Bank will provide a monthly car allowance of $1,000.
E.Business Expenses
Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by Executive in the conduct of the business of the Company, provided that Executive that such expenses are consistent with Company business expense policies and Executive submits appropriate supporting documentation for all such expenses to the Company on a timely basis in accordance with the policies of the Company, effective as such on the date such expenses are incurred. In addition, the Company shall reimburse Executive for the actual costs of relocating his family to New Jersey, and for the associated on tax that reimbursement, up to a maximum in the aggregate amount of $300,000.
F.Clawback
Executive understands and agrees that to the extent required by the Company to comply with regulatory guidance concerning incentive compensation arrangements, or any other compensation plans or policies adopted by the Company in order to comply with any applicable law, regulation, order, stock exchange listing requirement, including, without limitation, the Bank’s recoupment policy and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder (or any policy of the Company adopted pursuant to any such law, government regulation, order or stock exchange listing requirement), the benefits awarded under this Agreement are subject to reduction, recovery or “clawback” by the Company as necessary for the Company to appropriately balance the risk the Executive’s activities may pose to the Company under safety and soundness concerns, including, but not limited to, the following situations:
1.the Executive engages in misconduct resulting in material reputational or material financial harm to the Company;
2.subordinates under the Executive’s direct supervision engage in material misconduct that the Company determines the Executive should have prevented;
3.the Executive, with gross negligence, fails to identify, monitor or manage the Company’s material risks;
4.compensation under this Agreement, the Cash Plan, or the Equity Plan was previously awarded based on inaccurate metrics; or
5.there is a material downturn in the Company’s financial performance.
Except where offset of, or recoupment from, incentive compensation covered by Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”) is prohibited by Code Section 409A, to the extent allowed by law and as determined by the Board of the Company, the Executive agrees that such repayment may, in the discretion of the Board of the Company, be accomplished by withholding of future compensation to be paid to the Executive by the Company. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A. The amount of the Clawback shall be adjusted to reflect the Executive’s estimated tax adjusted net earnings and shall be calculated as follows: (i) the Board of the Company shall determine a Clawback amount that appropriately reflects the culpability of the Executive and (ii) the Board of the Company shall then deduct 28 percent of the Clawback from the Clawback (the resulting difference, the “Tax Net Clawback”) and require the Executive to repay the Tax Net Clawback amount. For example, if the Clawback amount is $100,000, then the Tax Net Clawback would be $72,000 ($100,000 – (.28 * $100,000)).
III.TERMINATION
A.Employment Termination

Prior to the end of the term identified in Section I.B, this Agreement and Executive’s employment may be terminated by the Company for Cause (as defined below), or without Cause or by Executive for Good Reason (as defined below) or without Good Reason or upon the Executive’s death or Total Disability. Except where a specific notice procedure is described herein, the Company or Executive shall provide the other party at least sixty (60) days’ notice of any termination. Upon any termination of employment, Executive shall be entitled to receive payments or benefits as described in this Agreement.
B.Automatic Termination on Death or Disability
This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Disability of Executive. “Disability” shall have the same meaning as defined in the Company’s long-term disability plan or policy. Termination hereunder shall be deemed to be effective (a) upon Executive’s death or (b) immediately upon the sooner to occur of a determination by the Company’s long-term disability insurance carrier or Executive’s primary care physician that Executive is disabled and eligible for long-term disability benefits. Executive shall receive the following benefits on termination of employment for Death or Disability:
1.Executive’s earned but unpaid Salary through the effective date of the termination.
2.Subject to the provisions of the Company’s incentive bonus compensation plan in effect from time to time, any earned but unpaid incentive compensation, including incentive compensation earned in the previous year but not yet paid.
3.Accrued but unused vacation pay consistent with the Company’s vacation policy.
4.Reimbursable business expenses for activities prior to the effective date of termination.
The benefits described in Section III(B)(1) – (4) constitute the “Standard Termination Payments”. In addition to the Standard Termination Payments, the Company will provide the Executive with certain benefits as provided for in the Equity Plan and Cash Plan. In the event of Disability, in order to receive the benefits described herein that Executive is not otherwise entitled to receive, no later than sixty (60) days after termination of employment, the Company and Executive must execute a general release agreement acceptable to the Company (“Release”) in order to receive the benefits. Executive must also remain in substantial and continued compliance with the terms of Section IV of this Agreement. In the event of death, all payments shall be made to the person or persons identified as the Executive’s beneficiary for any Company-sponsored life insurance.
C.Termination with Cause or Resignation without Good Reason
If the Company terminates Executive’s employment with Cause or Executive resigns without Good Reason, the Company shall provide Executive with the Standard Termination Payments within five business days of termination, as well as any benefits provided for in the Equity Plan and Cash Plan.
D.Termination without Cause or Resignation with Good Reason
Other than in the case of a Change in Control as defined in the Executive Change In Control Agreement referred to in Section VII(K) below, if the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then Executive shall be entitled to receive the following termination payments:
1.The Standard Termination Payments, as well as any benefits provided for in the Equity Plan and Cash Plan; and
2.As severance pay, and subject to Executive’s execution and non-revocation of a release and waiver agreement provided to Executive by the Company, and so long as Executive is in compliance with Section IV of this Agreement, an amount equal to the greater of (a) the amount of remaining Salary that Executive would have earned if he had continued employment with the Company through the expiration of the then-remaining term of this Agreement, or (b) one times Executive’s Salary plus one times the greater of the cash incentive payment paid to the Executive for the prior fiscal year or the Target Cash Compensation for the current fiscal year. The payments hereunder will be paid within five business days, provided, however the payment may be delayed as required to avoid additional tax for a “specified employee” under Section 409A as stated in Section VII(G).
The Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Executive prior to his termination at no premium cost to Executive, except to the extent such coverage may be changed in its application to all Company employees. Such coverage shall cease upon the earlier of (i) the expiration of the remaining term of this Agreement or (ii) eighteen (18) months after the Executive’s date of termination. If the provision of any of the benefits covered by this Section would trigger the 20% excise tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively the “Excluded Benefits”), and in lieu of the Excluded Benefits the Company will pay to Executive, in a lump sum within thirty business days following termination of employment or thirty business days after such determination, should it occur after termination of employment, a cash amount equal to the cost to the Bank of providing the Excluded Benefits.
E.Definitions of “Cause”, “Good Reason”
1.Cause
Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean the occurrence of one or more of the following events:
(a) the willful and continued failure of the Executive to perform his duties;
(b) material breach of this Agreement;
(c) the willful engaging by the Executive in illegal conduct, fraud, or gross misconduct which in the reasonable judgment of the Company is materially injurious to the Company;
(d) the Executive’s conviction or plea of guilty or nolo contendere to the charge of commission of a criminal offense (other than a minor traffic charge);
(e) the Executive’s breach of a regulatory rule that in the reasonable judgment of the Company materially and adversely affects the Executive’s ability to perform the Executive’s principal employment duties for the Company and its affiliates; or
Prior to a termination for Cause under subsection (a) above, the Board of the Company shall provide Executive 30-day prior written notice of the claimed basis for the possible “Cause” termination and an opportunity for Executive to cure any defect or deficiency on her performance.
2.Good Reason
For the purposes of this Agreement, “Good Reason” shall mean that Executive, without his consent, has experienced one of the following events or circumstances:
(a) a change in the Executive’s authority, duties or responsibilities which represents a material adverse change from those in effect immediately prior to such change;
(b) a material decrease in the Executive’s annual Salary, Target Cash Compensation (unless Target Cash Compensation was materially decreased for all Named Executive Officers as listed in the Holding Company’s most recent Securities and Exchange Commission, Form DEF 14A), or elimination or reduction of any material benefit that the Company otherwise provides to its executives of similar rank (except those changes to any benefit or benefit program implemented for all Company employees who participate in such benefits or programs or that may be required by law) without his prior written agreement;
(c) relocation of Executive’s principal place of employment to a location that increases the Executive’s commute from his primary residence by more than 30 miles one way; or
(d) any other action or inaction that constitutes a material breach of the terms of the Agreement by the Company.
The Executive’s termination of employment will not be for Good Reason unless (i) Executive notifies the Company in writing of the existence of the condition which Executive believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), and (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”) whereupon Executive’s employment shall be deemed to be terminated for Good Reason upon failure of the Company to remedy. If Company attempts to cure, or disputes the existence of Good Reason, it shall provide documentary evidence thereof to Executive within the Remedial Period. Executive may elect to remain employed by Company and dispute any response by Company during the Remedial Period, without prejudice to the claim of Good Reason, by invoking the provisions of Section VII.I). If Executive terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if within the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason. Even where the parties dispute the existence of Good Reason and Executive invokes a dispute resolution process, Executive’s “separation from service” must occur no later than six (6) months following the initial existence of the circumstances giving rise to Good Reason.
IV.CONFIDENTIALITY AND EXECUTIVE RESTRICTION

Executive recognizes that the Company’s business and continued success depend upon the use and protection of confidential information and proprietary information, and therefore Executive is subject to, and this Agreement is conditioned on agreement to, the terms of the Confidentiality and Executive Restriction Agreement (the “Confidentiality Agreement”) substantially in the form attached hereto as Exhibit A entered into by Executive and the terms of the Confidentiality Agreement shall survive the termination of Executive’s employment with the Company or a Successor Employer for the period identified in the Confidentiality Agreement unless otherwise required by law.
V.ASSIGNMENT
This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign its rights hereunder to (a) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (b) any other corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (c) any subsidiary, parent or other affiliate of the Company (“Successor Employer”). All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
VI.INDEMNIFICATION
The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify, defend with counsel, advance and hold harmless Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable state and federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements. Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 C.F.R.§ 359.5, and any rules or regulations promulgated thereunder.
VII.MISCELLANEOUS
A.Amendments
No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.
B.Applicable Law
This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to any rules governing conflicts of laws.
C.Entire Agreement
Except as specified below, this Agreement, including Exhibit A and Exhibit B, on and as of the date hereof, constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof. To the extent any agreement, plan or policy of the Company is inconsistent with this Agreement, the provisions of this Agreement shall prevail and control and such other agreement, plan or policy will be construed by Company to be consistent with this Agreement and, if that is not possible, the other agreement, plan or policy shall be modified as to Executive to be in conformance with this Agreement. This Agreement supersedes and replaces any prior employment agreement or change of control agreement previously executed by Executive and the Company or the Bank.
D.Severability
If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any regulatory action, applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability, regardless of the reason therefor shall not affect any other provision of this Agreement or any action in any other jurisdiction, or the obligation of any other entity to this Agreement. If either entity to this Agreement is determined by any regulatory authority or court not to be able to perform its obligation(s) to Executive or not to have the authority to enter into this Agreement, then the other entity shall be liable therefor.

E.Return of Company Property
If and when Executive ceases, for any reason, to be employed by the Company, Executive must return to the Company all keys, pass cards, identification cards, Company-owned credit or debit cards, and any other property of the Company. At the same time, Executive also must return to the Company all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Company. The obligations in this Section VII(E) include the return of documents and other materials which may be in Executive’s desk at work, in Executive’s car or place of residence or any in other location under Executive’s control
F.Code Section 280G
In the event that any payments or benefits provided or to be provided by the Company or the Bank to the Executive under this Agreement or the Executive Change in Control Agreement (“Covered Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this Section VII.F) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Covered Payments shall be payable either: (i) in full, or (ii) an amount reduced to the minimum extent necessary to ensure that no portion of such Covered Payments is subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Internal Revenue Code.
G.Code Section 409A
With respect to any payments or benefits hereunder that are subject to Code Section 409A and any official guidance and regulations issued thereunder (together “Code Section 409A”) and that are payable on account of Executive’s termination of employment, such payments shall only be made if and when such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A. The Company may adjust any payment hereunder that the Company determines is necessary to avoid liability or obligation under Code Section 409A but such adjustments shall ensure that the payments are made in a manner that is as close to the terms of this Agreement as possible. Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement will be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year. In the event that the period for Executive to execute any required release and the Company’s obligation to pay any amount referenced in the section straddles two (2) calendar years, the payment will be made in the later calendar year.
The Company makes no representations or warranties to Executive with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from Executive or any other individual to the Company or any of its affiliates. Executive, by executing this Agreement, shall be deemed to have waived any claim against the Company with respect to any such tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits); the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. In addition, if Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six (6) month period immediately following Executive’s “separation from service” for reasons other than Executive’s death (except those payments that may be exempt from 409A by virtue of the short-term deferral exception to 409A) shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive in a lump sum on the first business day after the date that is six (6) months following Executive’s separation from service.
H.No Mitigation/Offset

In order to receive severance benefits provided in this Agreement, Executive shall not be required to engage in mitigation activities or seek alternative employment, nor would any other compensation received by Executive serve as an offset agreement to the severance or other benefits provided in this Agreement.
I.Disputes
1.In the event of a dispute or claim between Executive and the Company or the Bank related to Employee’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA”). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator (or other mutually agreeable person) whose decision will be final.
2.The only disputes or claims that are not subject to arbitration are any claims by Executive for workers’ compensation or unemployment benefits, and any claim by Executive for benefits under an employee benefit plan that provides its own arbitration procedure. Also, the Company may seek injunctive relief in court in appropriate circumstances pursuant to the Confidentiality Agreement, and such claims will not be deemed to require arbitration under this Section.
3.The arbitration procedure will afford Executive and the Company the full range of statutory remedies, based on the statutes of limitations that would apply to the specific claims asserted as if they were asserted in court. The Company will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. Executive and the Company shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. The substantially prevailing party will be entitled to reimbursement of attorneys’ fees and costs of the arbitration proceeding.
J.Attorneys’ Fees
In the event of any legal proceeding with respect to any controversy, claim or dispute relating to the interpretation or application of this Agreement, including Exhibit A and Exhibit B, or any benefits payable hereunder, the prevailing party in such proceedings will be entitled to recover from the losing party reasonable attorney fees and costs incurred in connection with such proceedings or in the enforcement or collection of any judgment or award rendered in such proceedings. For purposes of this provision, the prevailing party means the party determined by the court to have most nearly prevailed in the proceedings, even if that party does not prevail in all matters, and does not necessarily mean the party in whose favor the judgment is actually rendered.
K.Change in Control Agreement
In conjunction with and as part of this Agreement, the parties will execute and enter into an Executive Change In Control Agreement substantially in the form of agreement attached hereto as Exhibit B.
L.Notices
All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:
To the Company: OceanFirst Financial Corp.
110 West Front St.
Red Bank, NJ 07701
To the Executive: At the address last appearing on the personnel records of the Executive.

IN WITNESS WHEREOF, the Parties have executed and entered into this Agreement effective on the date first set forth above.

/s/ Patrick Barrett
Patrick Barrett

OCEANFIRST FINANCIAL CORP.

By: /s/ Steven J. Tsimbinos
Name: Steven J. Tsimbinos
Title: EVP, General Counsel and Corp. Secretary

EXHIBIT A
CONFIDENTIALITY AND EXECUTIVE RESTRICTION AGREEMENT
This Confidentiality and Executive Restriction Agreement (“Confidentiality Agreement”) is between OceanFirst Financial Corp. and its successors and assigns, and Patrick Barrett. Capitalized terms not defined herein have the meanings set forth in the Executive Employment Agreement between the Parties dated of even date herewith.

RECITALS

Executive is employed as Executive Vice President and Chief Financial Officer for the Company. By virtue of his position with the Company, Executive has access to Confidential Information (defined below), which must remain confidential during and after his employment. Executive also has access to important customer and employee relationships that must be protected from unfair competition or misuse that might advantage others to the detriment of the Company.
With this agreement, the Company is providing Executive a Change in Control benefit to which he is not otherwise entitled. The Change in Control benefits, Executive’s continuing employment with the Company, and access to Confidential Information and relationships with Company customers and employees all serve as consideration for the obligations stated in this Confidentiality Agreement.

AGREEMENT

1.“Confidential Information” means information concerning the business, operations, strategies, financial status, products, services, customer names, customer lists and customer information of the Company, which is confidential or proprietary to the Company. Confidential Information does not include information that: (a) is or becomes generally available to the public through no fault or act of Executive in violation of this Confidentiality Agreement; (b) is or becomes available to Executive on a non-confidential basis from a source other than the Company not known to Executive to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality; (c) is independently developed by the Executive without use of or reliance on, either directly or indirectly, Confidential Information; or (d) was known to or in the possession of Executive on a non-confidential basis prior to disclosure by the Company.
2.All Confidential Information is and shall remain the property of the Company. No license or conveyance of any right is granted or implied by the distribution of any Confidential Information to Executive. Executive agrees not to use, duplicate, or reproduce in any way any Confidential Information for Executive’s own benefit or financial gain, or for any third party’s benefit or financial gain, except in connection with rendering services to the Company. All documents (originals and copies, including electronic versions) containing Confidential Information shall be returned to the Company upon termination.
3.During, and after the termination of, his employment, Executive agrees not to disclose any of the Company’s Confidential Information to any person or entity or use such Confidential Information to his own benefit or the benefit of any person or entity other than the Company. This provision shall not prohibit disclosure of Confidential Information during Executive’s employment to an officer, employee, fiduciary or affiliate of the Company, or a Company vendor, provided a third party outside the Company (such as a vendor) has signed a similar confidentiality agreement, or such disclosure of Confidential Information is required by lawful judicial or governmental order. Executive agrees to give the Company reasonable notice in writing in advance of releasing Confidential Information pursuant to any judicial or governmental order. Executive additionally agrees to implement and maintain at all times reasonably appropriate procedures and controls to ensure at all times the security and confidentiality of all of the Company’s Confidential Information, to protect against any anticipated threats or hazards to the security or integrity of such information; and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the Company or any customer of the Company. Executive agrees to notify the Company of any known security breach, any known unauthorized release of Confidential Information, or any known unauthorized attempt to access Confidential Information of which he becomes aware within a reasonable time of the occurrence of such event. Such notice will include, at a minimum, the date and time of any such event, the nature and extent of Confidential Information involved in any such event, and the corrective measures taken by Employee in response to any such event.
3A. Protected Rights. Executive understands that nothing contained in this Confidentiality Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Office of the Comptroller of the Currency, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Confidentiality Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other Company confidential information, without notice to the Company. This Confidentiality Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies

4.As a material inducement for the Company’s willingness to enter into the Confidentiality Agreement and offer the substantial benefits memorialized herein to Executive, and in order to protect the Company’s Confidential Information, which Executive acknowledges is a substantial asset of the Company, the Executive agrees that during Executive’s employment with the Company and/or a Successor Employer and for a period of twelve (12) months after the Executive’s termination of employment (the “Restricted Period”), Executive will not, directly or indirectly, on her own or on behalf of any other entity: (a) induce, or attempt to induce, any employee, executive, or independent contractor of the Company to cease such employment or relationship with the Company; (b) engage, employ, contract with, or participate in ownership with any person who was an employee, executive, or independent contractor for the Company within the six (6) months immediately prior to such engagement, employment, contract or other business relationship on behalf of any Competing Business (defined below); or (c) solicit, divert, appropriate to or accept on behalf of any Competing Business, any business or account from any customer of the Company with whom Executive has interacted as part of his duties with the Company or about whom Executive has acquired confidential information in the course of his employment, or encourage or entice any such customer to cease its business or banking relationship with the Company. “Competing Business” means any bank or thrift with an office or branch in any county where the Company has an office or branch.
5.As a material inducement for the Company’s willingness to enter into the Confidentiality Agreement and offer the substantial benefits memorialized herein to Executive, and in order to protect the Company’s Confidential Information, which Executive acknowledges is a substantial asset of the Company, Executive agrees that during Executive’s employment with the Company and/or a Successor Employer and for the Restricted Period, Executive will not, except as an employee of the Company, in any capacity for Executive or for others, directly or indirectly, in any county in New Jersey in which the Company has an office or branch as of the date of the termination of Executive’s employment (the “Market Area”): (a) compete or engage in any business, with an office or branch in the Market Area, that is the same or similar, or offers competing products and services with those offered by the Company; or (b) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, or be connected in any manner with any partnership, corporation or other business or entity with a branch or office in the Market Area engaging in a business the same or similar, or which offers competing products and services as those offered by the Company; notwithstanding the foregoing, Executive is permitted hereunder to own, directly or indirectly, up to three percent (3%) of the issued and outstanding securities of any publicly traded financial institution with an office or branch within the Market Area.
6.Executive acknowledges and agrees that the restrictive covenants in this Confidentiality Agreement are reasonable and necessary to protect the Company’s goodwill, confidential and proprietary information, trade secrets, business strategies, customer relationships and other legitimate business interests, that irreparable injury will result to the Company if Executive breaches or threatens to breach any terms of the Confidentiality Agreement, and that in the event Executive breaches or threatens to breach any terms of the Confidentiality Agreement, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the terms of the Confidentiality Agreement, the Company shall be entitled to immediate temporary injunctive and other equitable relief, and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
7.Executive agrees that a successor in interest to the Company may enforce the rights set forth in this Confidentiality Agreement following a change of control, without further express consent by Executive and that the Company may, at its option, assign its rights to any successor or assign. Any amendment to or modification of this Confidentiality Agreement, or waiver of any obligation hereunder, shall be in writing signed by the party to be bound thereby. Any waiver by the Company of a breach of any provision of this Confidentiality Agreement shall not operate or be construed as a waiver of any subsequent breach of the provision or as a waiver of a breach of any other provision of this Confidentiality Agreement.
8.This Confidentiality Agreement shall be governed by the law of the State of New Jersey. This Confidentiality Agreement sets forth the entire agreement, and supersedes any prior agreements, with regard to the subject matter hereof. Executive acknowledges that he has carefully read all of the provisions of this Confidentiality Agreement and agree that (a) the same are necessary for the reasonable and proper protection of the Company’s business, (b) every provision of this Confidentiality Agreement is reasonable with respect to its scope and duration and (c) he has received a copy of this Confidentiality Agreement and had the opportunity to review it with legal counsel, at his option. If either Party to this Confidentiality Agreement commences legal action to enforce any rights arising out of or relating to this Confidentiality Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs, including fees and costs on appeal. The venue for any legal action shall be Toms River, New Jersey. If a court of law holds any provision of this Confidentiality Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve an economic effect that is as near as possible to that provided by the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Confidentiality Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have executed and entered into this Confidentiality Agreement effective on March ___, 2022.

Patrick Barrett
OCEANFIRST FINANCIAL CORP.

By:
Name:
Title:

EXHIBIT B
EXECUTIVE CHANGE IN CONTROL AGREEMENT
OceanFirst Financial Corp. (“Company”), and its successors and assigns, and Patrick Barrett (“Executive”) enter into this agreement (the “CIC Agreement”) to provide certain benefits to Executive in the event that Executive’s employment is terminated as a result of a Change in Control, as defined below. This CIC Agreement is executed in conjunction with an Executive Employment Agreement (“Agreement”) and a Confidentiality and Executive Restriction Agreement (“Confidentiality Agreement”) and provides consideration for the obligations thereunder.

I.CHANGE IN CONTROL BENEFIT

If there is a Change in Control, and if the Executive is terminated without Cause or resigns for Good Reason during the CIC Agreement Term or within twelve (12) months following the Change in Control, the Company shall provide the insurance benefits provided for in Section III(D) of the Agreement, and shall pay Executive as severance pay, in lieu of any severance payments the Company would otherwise be obligated to pay under the Agreement, an amount equal to the sum of (i) Executive’s Salary and (ii) the greater of the cash incentive payment paid to the Executive for the prior fiscal year or the Target Cash Compensation for the current fiscal year (“Change in Control Payment”). In the event that the Company’s Board in good faith determines that the Change in Control occurred during such time as the Company is at least “adequately capitalized” (within the meaning of 12 U.S.C. § 1831o(b)) then the Change in Control Payment shall be multiplied by a factor of 3, provided, however, that the total value of the Change in Control Payment (including any insurance benefits provided) shall not exceed three times the sum of the Executive’s Salary and the greater of the cash incentive payment paid to the Executive for the prior fiscal year or the Target Cash Compensation for the current fiscal year. The Change in Control Payment is conditioned upon Executive executing a release agreement in favor of the Company at the time of termination of his employment. Payment shall be made in a lump sum within five business days of the Executive’s date of termination, provided that Executive has executed and submitted a general release of claims and the statutory period during which the Employee is entitled to revoke the release of claims has expired before the payment date. The Change in Control Payment will be subject to the Company’s collection of applicable federal income and employment withholding taxes.

II.DEFINITIONS

For purposes of this CIC Agreement, the following definitions will be in effect:

“Cause” has the meaning described in Section III(E)(1) of the Agreement.

“Change in Control” means, except for the sale of the Company’s stock in a broad-based public offering:

(1) an event of a nature that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended;

(2) results in a Change in Control of OceanFirst Bank, the subsidiary federal savings association of the Company, or the Company within the meaning of the Home Owners’ Loan Act of 1933, as amended, the Federal Deposit Insurance Act or the rules and regulations promulgated by the Office of the Comptroller of the Currency or its predecessor agency, as in effect on the date hereof;

(3) individuals who constitute the Board of the Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (3), considered as though he were a member of the Incumbent Board; or
(4) A change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Company, within the meaning of Section 280G or the Internal Revenue Code.

“Good Reason” has the meaning described in Section III(E)(2) of the Agreement.

III. TERM OF AGREEMENT

This CIC Agreement shall be in effect for a term that is coextensive with the Agreement and shall automatically renew if and when the Agreement is renewed, provided Executive remains employed by the Company, Employee has executed the Confidentiality Agreement, and neither Party provides the other written notice of an intent not to renew this CIC Agreement more than thirty (30) days prior to its renewal (“CIC Agreement Term”). Provided the Change in Control occurs during the term of this CIC Agreement, then the Change in Control Payment shall still be payable, even if the resignation or termination that triggers the payment occurs after the CIC Agreement has expired. In addition, if the Company is, at the time the Change in Control Payment is payable, prohibited or restricted by applicable statutory, regulatory, contractual or other legal requirement from making the Change in Control Payment, then the Company shall be obligated for a period of three (3) years from such time to make the Change in Control Payment (or any unpaid portion) in the event that such prohibition or restriction is no longer applicable and the Company is otherwise then legally permitted to make such payment. In the event that any Change in Control Payment (or any portion thereof) made to Executive hereunder or under any prior similar agreement or understanding is required under any applicable statutory, regulatory, order, contractual or other legal requirement to be paid back to the Company (or its successor), then Executive shall upon written demand from the Company (or its successor) promptly pay such amount back to the Company (or its successor).

IV. MISCELLANEOUS PROVISIONS

A.Death

Should Executive die after becoming entitled to, but before receipt of, the Change in Control Payment under Section I of this CIC Agreement, then such payment will be made to the executors or administrators of his/her estate.

B.General Creditor Status

The payment to which Executive may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, Executive’s right (or the right of the personal representatives or beneficiaries of Executive’s estate) to receive any payment hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

C.Miscellaneous

This CIC Agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of New Jersey. This CIC Agreement shall be interpreted and administered in order to be an exempt “short term deferral” under Section 409A of the Internal Revenue Code and the regulations thereunder. This CIC Agreement may be amended only by written instrument signed by Executive and an authorized officer of the Company other than Executive. It supersedes all other Change in Control agreements executed by executive and the Company. If any provision of this CIC Agreement as applied to Executive or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this CIC Agreement, or the enforceability or invalidity of this CIC Agreement as a whole. Should any provision of this CIC Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this CIC Agreement will continue in full force and effect.

D.Internal Revenue Code Section 280G

Notwithstanding anything in this CIC Agreement to the contrary, if it is determined by legal counsel (or other tax advisor to Executive) that the total of the Change in Control Payment, together with any other payments or benefits paid by the Company to Executive, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the net after-tax amount that Executive would realize from such compensation, considering Executive’s federal and state income tax brackets and the excise tax, would be greater if the compensation payable hereunder were limited, then the compensation payable hereunder shall be limited in the manner determined by such counsel or advisor, to maximize Executive’s net after-tax income.

IN WITNESS WHEREOF, the Parties have executed and entered into this CIC Agreement effective on March ___, 2022.

Patrick Barrett

OCEANFIRST FINANCIAL CORP.

By:
Name:
Title: